Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION OF

AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.

American Electric Automobile Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of this corporation is AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.

SECOND: At a meeting of the Board of Directors of the corporation, a resolution was duly adopted setting forth proposed amendments to the Certificate of Incorporation of the corporation, declaring said amendments to be advisable and calling for a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

"FIRST. The name of this corporation shall be: AMERICAN ENTERTAINMENT and ANIMATION CORPORATION."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered "FOURTH" so that, as amended the first paragraph of said Article shall be and read as follows:

"FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Hundred and Seventy Million (170,000,000) shares, of which One Hundred and Fifty Million (150,000,000) shares with a par value of $0.0001 per share are Common Stock and Twenty Million (20,000,000) shares with a par value of $0.0001 per share are Preferred Stock."

THIRD: That thereafter a written consent was signed, approving of such amendments to the Certificate of Incorporation, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said American Electric Automobile Company, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Marc Hazout, its chief executive officer authorized to execute this document, this 12th day of July 2002.

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Marc Hazout, Chief Executive Officer